                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                                 ---------------
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

Filed by Registrant  /X/
Filed by a party other than the Registrant  / /
Check the appropriate box:
/X/      Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rules 14a-6(e)(2) and 14c-5(d)(2))
/ /      Definitive Proxy/Information Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                            FIRST SEISMIC CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
/ /      Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                            FIRST SEISMIC CORPORATION
                           2470 GRAY FALLS, SUITE 190
                              HOUSTON, TEXAS 77077

                        --------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 2, 2000

                         -------------------------------

To The Stockholders:

     A Special Meeting of the Stockholders of First Seismic Corporation (the "Company"), a Delaware corporation, will be held at Omni Hotel, Churchill Room, Four Riverway, Houston, Texas, on the 2nd of March 2000 at 4:00 p.m., local time, for the following purposes:

     1. To approve changing the name of the Company from First Seismic Corporation to Fortesa Corporation;

     2. To increase the authorized common stock of the Company from 10,000,000 to 20,000,000 common shares, and to increase the authorized preferred stock of the Company from 1,000,000 to 10,000,000 preferred shares, the identical capitalization levels as those in effect at the time of the Company's initial public offering in September 1990;

     3. To ratify and confirm the Board of Directors' actions regarding the acquisition of Fortesa Corporation, the Company's recapitalization plan and the assumption of the interest of Benton Oil and Gas in the Company's Senegal Joint Venture, all of which were completed in 1999 and;

     4. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

     Attached to this proxy are a copy of the Company's Annual Report for fiscal year 1998 on Form 10-K and a copy of the Company's Quarterly Report for the quarter ended September 30, 1999 on Form 10-Q. Copies of exhibits to these reports are open for inspection at the offices of the Company, located at 2470 Gray Falls, Suite 190, Houston, Texas, Attention: Mr. Rogers Beall, by registered stockholders and other persons entitled to attend meetings of stockholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Special Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE SPECIAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                      By Order of the Board of Directors,

                      /s/ Rogers E. Beall

                      Rogers E. Beall
                      CHAIRMAN

February 17, 2000
Houston, Texas

                            FIRST SEISMIC CORPORATION
                           2470 GRAY FALLS, SUITE 190
                              HOUSTON, TEXAS 77077

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                     SOLICITATION AND REVOCATION OF PROXIES


     The accompanying proxy is being solicited by and on behalf of the Board of Directors (the "Board") of First Seismic Corporation (the "Company") for use at the Special Meeting of the Stockholders of the Company (the "Special Meeting") to be held at the Omni Hotel, Churchill Room, 4 Riverway, Houston Texas on the 2nd of, March 2000 at 4:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Special Meeting in accordance with the directions noted thereon, or if no directions are indicated it will be voted in favor of the proposals described in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

     The solicitation of proxies by the Board will be conducted by mail. In addition, certain members of the Board of Directors, officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the common stock, par value $0.01 per share, of the Company (the "Common Stock").

     At the close of business on January 31st, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were 9,333,777 shares of Common Stock outstanding, each of which is entitled to one vote. The class of Common Stock is the only class of capital stock of the Company outstanding and entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of at least one-third of the outstanding Common Shares is required for a quorum. Shares of Common Stock abstained from voting will have the effect of a vote against a proposal. Broker non-votes will not be counted to determine the stockholders entitled to vote on a proposal, and will not affect the outcome of the vote on such matter.

     A copy of the Company's Annual Report for 1998 on Form 10-K and the Company's Quarterly report for the quarter ended September 30, 1999 on Form 10-Q, including the financial statements and schedules thereto are being sent to the stockholders with this proxy statement. Additional copies of the Annual Report together with the exhibits thereto, may be obtained without charge by written request to Rogers Beall, Chairman and CEO, in care of First Seismic Corporation, 2470 Gray Falls, Suite 190, Houston, Texas 77077.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about February 17th, 2000.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of September 30, 1999, with respect to the common shares beneficially owned by (a) each person known by the Company to own beneficially five percent or more of the outstanding shares of common stock, (b) each director and nominee for director, (c) each of the executive officers and (d) all directors, nominees for director and executive officers as a group.

-------------------------------------------------------------------------------------
                                                      SHARES OF
                                                     COMMON STOCK       PERCENTAGE OF
       (1)NAME OF BENEFICIAL OWNER                 OF FIRST SEISMIC      OUTSTANDING
                                                     BENEFICIALLY         SHARES OF
                                                        OWNED            COMMON STOCK

Rogers E. Beall, Chairman and Chief Executive        2,967,026 (2)          31.79%
Officer
Edward M. Trapp, Director                              152,500 (3)           1.63%
Alexander E. Benton, Director                           67,500 (4)             *
Arthur O. Beall, Ph.D., Director                        42,500 (3)             *


Hayne S. Blakely, President--Fortesa Corp (Texas)      200,000               2.14%
Nicholas Rockecharlie, Acting CFO                      100,000               1.07%
Walter H. Walne III, Corp. Secretary                    50,000                 *

All directors and executive officers as a group      3,529,526              37.81%


------------
* Represents less than 1%.

     (1) Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares of Common stock listed.
     (2) Includes 100,000 shares underlying warrants exercisable at $.30 per share. The Beall Living Trust owns the remaining shares, the trustees of which are Rogers E. Beall and his spouse.
     (3) Includes 7,500 shares underlying stock options exercisable within 60 days after December 31, 1998 at an exercise price of $0.20 per share.
     (4) Includes 22,500 shares underlying stock options exercisable within 60 days after December 31, 1998 at an exercise price of $0.20 per share.

                                     ITEM 1

                APPROVAL OF THE CHANGE IN THE NAME OF THE COMPANY
              FROM FIRST SEISMIC CORPORATION TO FORTESA CORPORATION

     The Board of Directors has adopted a resolution to amend the Certificate of Incorporation of the Company to change the name of the Company from First Seismic Corporation to Fortesa Corporation. The Company intends to focus its business strategy on developing oil and gas interests rather than on its historic business of developing, marketing and selling seismic and geologic information. Subsequent to the acquisition of Fortesa, the Company has pursued oil and gas interests owned by Fortesa and will continue to pursue opportunities to develop oil and gas interests identified through Fortesa. The Board of Directors believes that changing the Company's name to Fortesa Corporation will better reflect the future business of the Company. Please read the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report for the fiscal year ended 1998 and Note 5 - Subsequent Events and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report for the quarter ended September 30, 1999.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the amendment of the Company's Certificate of Incorporation to change the name of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 2

           INCREASE IN THE AUTHORIZED CAPITALIZATION OF THE COMPANY TO
                     20,000,000 SHARES OF COMMON STOCK, AND
                      10,000,000 SHARES OF PREFERRED STOCK

     The Board of Directors has adopted a resolution to amend the Certificate of Incorporation of the Company to increase the authorized capital of the Company to the level that existed at the time of the Company's initial public offering in September 1990. Accordingly the Board of Directors proposes to increase the authorized number of shares of Common Stock of the Company from 10,000,000 to 20,000,000 shares and to increase the authorized shares of Preferred Stock of the Company from 1,000,000 to 10,000,000 shares. The Company believes that such increase in the authorized capital of the Company will provide flexibility in financing future capital expenditures and future acquisitions. In addition this increase in authorized capital will allow for the issuance of shares of Common Stock upon the conversion of the Company's Preferred Stock should holders of the Company's Preferred Stock exercise their conversion rights. Please read Note 5 -Subsequent Events and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report for the quarter ended September 30, 1999.

     In connection with its acquisition of Fortesa, the Company issued 50,000 shares of Series A Convertible Preferred Stock that are convertible into a maximum of 2,000,000 shares of Common

Stock depending on the increase in value of the assets of Fortesa. Please read "Terms of the Series A Convertible Preferred Stock" in Item 3 below. In connection with its acquisition of the Benton Joint Venture Interest, the Company issued 135,000 shares of the Company's Series B Convertible Preferred Stock that are convertible into an aggregate 1,350,000 shares of Common Stock. Please read "Terms of the Series B Convertible Preferred Stock" in
Item 3 below. In addition, the Company plans to issue additional shares of Series B Convertible Preferred Stock to finance the development of FORTESA's interest in Senegal.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

   RATIFICATION AND CONFIRMATION OF CERTAIN ACTIONS OF THE BOARD OF DIRECTORS

     During 1999, the Board of Directors approved the acquisition by the Company of Fortesa Corporation, a Texas Corporation, a recapitalization plan, consisting of a series of transactions that restructured the Company's indebtedness, and the assumption of the interest of Benton Oil and Gas in our Senegal Joint Venture. The Company undertook these actions as final steps in eliminating the Company's long-term debt, providing the Company with a base of assets from which to pursue oil and gas development opportunities and improving the Company's financial performance. Over the last eight years the Company has continued to operate despite a minimum level of revenues and over the last seven years the Company has focused on restructuring its long-term debt which was in default. Rather than seek bankruptcy protection or liquidate the Company's assets, which would have resulted in a total loss to the Company's stockholders, the Company downsized its operations and used its contacts to seek new opportunities in certain international markets. While our operating revenues continue to come from the sale and promotion of seismic and geologic information, we have focused our business development efforts primarily on opportunities related to the development of oil and gas interests. The actions taken in 1999 were the final steps in a restructuring plan that we hope will lead to improving the Company's performance to the long-term benefit of its stockholders.

     State or federal law does not require stockholder approval of the Board of Directors' actions relating to these transactions and, as the transactions were completed in 1999, a negative vote of the stockholders will have no effect on the transactions. However, the Board of Directors believes that the stockholders of the Company should be given opportunity to ratify and confirm the Board's actions to give the Board of Directors guidance on whether continued pursuit of these activities is supported by the stockholders.

ACQUISITION OF FORTESA
----------------------

     In March of 1999, we acquired all of the shares of stock of Fortesa Corporation, a Texas Corporation ("Fortesa"), from its sole shareholder, Rogers Beall who is our Chairman and CEO. Mr. Beall formed Fortesa in May of 1997 for the purpose of acquiring certain oil and gas interests in the country of Senegal. Prior to forming Fortesa, Mr. Beall presented this development opportunity to our board of directors. After considering the opportunity, we declined to invest in the opportunity due to our precarious financial position. Subsequent to its formation, Fortesa entered into a joint venture with Benton Oil and Gas Company, a Delaware corporation, ("Benton") to develop these interests. In February 1999, Mr. Beall again presented to our board the opportunity to participate in the Senegal joint venture through the purchase of Fortesa stock. Upon consideration of the prospects of the venture and the potential return of the investment, the members of the board, other than Mr. Beall who did not take part in the meeting, voted to acquire all of the outstanding shares of Fortesa in exchange for 50,000 shares of the Company's Series A Preferred Stock and 8,055 shares of our Common Stock.

     The acquisition of Fortesa marks a significant change in the direction of the Company's business. Previously the Company relied on revenues generated from the sale of seismic and geological information. Through Fortesa, the Company is now able to pursue oil and gas development opportunities previously identified by Fortesa and similar opportunities which management is now actively seeking. Furthermore, this acquisition eliminated potential future conflicts of interest between the Company and its Chairman, the sole owner of Fortesa's common stock, which may have arisen due to the Company's increased interest in pursuing oil and gas development opportunities.

TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

     The terms of the Series A Convertible Preferred Stock provide for dividends at a rate of 6% of the liquidation value per annum which will accrue and accumulate beginning March 31, 2001. We may not pay dividends on our common stock unless and until all accrued and unpaid dividends on the Series A Convertible Preferred Stock are paid. Shares of the Series A Convertible Preferred Stock are convertible into shares of Common Stock at the holders' option after March 31, 2001 at a conversion ratio that varies proportionally with an increase in value of the assets of FORTESA. Initially the Series A Convertible Preferred Stock will be convertible at a ratio of 10 shares of common stock for each share of Series A Convertible Preferred Stock. On each of December 31, 2001, 2002 and 2003, the conversion ratio shall be adjusted in proportion to the increase in value of the assets of FORTESA, if any, as determined by an annual PV10 valuation of the assets performed by an independent engineer. In any event, the conversion ratio shall not exceed a maximum of 40 shares of common stock for each share of Series A Convertible Preferred Stock. The maximum ratio would correspond to an increase in value for the FORTESA assets acquired on March 30, 1999 to $2,925,000 as determined by the independent valuation.

     Please read the section entitled "Business" in the Company's Annual Report for fiscal year ended 1998 for a further description of this transaction.

THE RECAPITALIZATION PLAN
-------------------------

     In March of 1999 we entered into a recapitalization plan consisting of the following transactions to restructure the indebtedness of the Company. The recapitalization plan was unanimously approved by the Board of Directors of the Company and was undertaken primarily to alleviate required payments of interest and principal.

EXCHANGE OF COMMON STOCK FOR 12% SENIOR NOTES

     During 1991, the Company issued $2,240,000 of 12% Senior Notes, which required 10% annual principal payments for four years beginning December 31, 1992 and a final 60% principal payment on December 31, 1996. Only one 10% principal payment was paid and subsequent to 1993 all payments by the Company were applied to the reduction of principal due to the uncertainty of complete satisfaction of the debt.

     In October 1997, we entered into agreements with the current holders of all of the Company's 12% Senior Notes which modified the terms of the 12% Senior Notes. Prior to entering into these individual loan modification agreements, we had been in non-compliance with various provisions including payment of interest on these Senior Notes since September 30, 1993. The provisions of the loan modification agreements reduced the balance due on the Senior Notes to $58,078.54, the outstanding principal amount, and forgave unpaid interest and suspended other remedies available to the Note holders. These modification agreements required us to retire the 12% Senior Notes prior to September 30, 1999 or convert the 12% Senior Notes into Common Stock at two times the actual net book value of the Company. In March of 1999, we were able to satisfy the balance of our obligations that were not already paid in cash under the terms of the modification agreement by issuing 1,241,596 shares of Common stock, valued at two times the book value of the Company, in exchange for most of the outstanding Senior Notes. We paid the remaining outstanding principal balance of $ 8,500 on the Senior Notes prior to September 30, 1999.

EXCHANGE OF COMMON STOCK FOR 6% NOTES, AND WARRANTS TRANSACTIONS

     During 1993, the Company issued $500,000 of 6% notes, which required quarterly interest payments only and matured May 31, 1996. In addition the holders of the 6% notes received 500,000 warrants to purchase Common Stock at $.50 per share expiring June 1, 2000.

     In March 1999 we issued 977,508 shares of common stock, together with new warrants to purchase an aggregate 475,000 additional shares of common stock at a price of $0.30 per share, in exchange for all of our outstanding 6% Secured Promissory Notes. As of March 29 1999, the 6% Notes had an outstanding principal balance of $411,178 plus accrued interest. In connection with this transaction, the Noteholders, who were also the warrant holders, agreed to exercise at least 80% of the outstanding $0.50 warrants, thereby purchasing shares of new common stock for cash. As an inducement, we offered 150% of the number of shares of common stock called for by the warrants as originally issued in 1993 for each warrant exercised. As of October 1999 all of the Noteholders accepted the offer to exchange their Note for common stock. Of these converting Noteholders, 92.5% also purchased an aggregate 712,500 shares of common stock for $237,500 in cash. One holder of 25,000 warrants issued in 1993 at a strike price of $0.50 chose not to exercise his warrants early. The 25,000 outstanding warrants expire in June 2000.

     Please read the section entitled "Business " in the Company's Annual Report for fiscal year ended 1998 for a further description of this transaction.

THE ACQUISITION OF THE BENTON JOINT VENTURE INTEREST
----------------------------------------------------

     In December 1997, prior to our acquisition Fortesa, Fortesa entered into a joint venture with Benton Oil and Gas Company to develop the THIES Block gas field in the Republic of Senegal under which it retained a 15% working interest in the project. The terms of the joint venture required Benton to act as the operator of the venture and to commit the first $5.4 million required to develop the interest. Fortesa was required to fund its share of capital requirements after Benton's committed expenditures were made. See "Recent Developments Concerning Fortesa" contained in the Company's Annual Report for fiscal year 1998 on Form 10-K.

     On October 23, 1999, Fortesa entered into a new agreement with Benton Oil and Gas Company (Senegal) Ltd. by which FORTESA has assumed all obligations and rights of Benton Oil and Gas Company under the joint venture in the THIES Block. In addition, Benton purchased 135,000 shares of the Company's Series B Convertible Preferred Stock, liquidation value $10.00, for $750,000 in cash, and in consideration for services rendered consisting of Benton's prior development expenditures on the THIES Block. In connection with the issuance of Series B Convertible Preferred Stock, the Company also granted Benton registration rights for common stock underlying Benton's shares of preferred stock. We estimated that the development of the THIES Block will require drilling two to five additional wells and the construction of a pipeline to deliver the natural gas produced to the local power generating facility approximately 42 kilometers from the field. In November 1999 we entered into a gas sales agreement to sell our future production to this power plant. All members of the Board of Directors other than Alex Benton, a Director of Benton Oil and Gas, approved the October 23, 1999 agreement with Benton Oil and Gas and the Company's development of the THIES Block.

TERMS OF THE SERIES B CONVERTIBLE PREFERRED STOCK.

The terms of the Series B Convertible Preferred Stock entitle the holder(s) at any time to convert each share into 10 shares of Common stock at their option. In addition, we have the right to redeem all or part of the outstanding shares of Series B Convertible Preferred Stock at the $10.00 per share liquidation value. If the shares are redeemed prior to three years from the date of issuance, we must also pay a premium equal to 6% of the liquidation value per annum from the date of issuance until the date of such redemption. Please read the section entitled "Business " in the Company's Annual Report for fiscal year ended 1998 for a further description of this transaction.

     The affirmative vote of the holders of a majority of the common shares present or represented by proxy and entitled to vote at the special meeting is required to ratify and confirm the Board of Directors' actions relating to and approval of the foregoing transactions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION AND CONFIRMATION OF THE BOARD OF DIRECTORS' ACTIONS REGARDING THE TRANSACTIONS DESCRIBED IN THIS SECTION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the special meeting. However, if any other matters properly come before the special meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                         FINANCIAL AND OTHER INFORMATION

     Financial and other information regarding the Company are incorporated by reference to the Company's Annual Report for fiscal year ended December 31, 1998 on Form 10-K and Quarterly Report for the quarter ended September 30, 1999 on Form 10-Q, both of which accompany this solicitation of proxies.

                            By Order of the Board of Directors

                            /s/ Rogers E. Beall

                            Rogers E. Beall, CHAIRMAN


Houston, Texas
February 17th 2000

                                      PROXY

                            FIRST SEISMIC CORPORATION
              PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MARCH 2, 2000


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned, having received the Notice of Special Meeting to be held on March 2, 2000 and the related Proxy Statement, hereby appoint(s) Rogers E. Beall proxy of the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Meeting") and to vote all shares of Common Stock of First Seismic Corporation (the "Company") that the undersigned would be entitled to vote if personally present, in regard to all matters which may come before the Meeting, and especially to vote on the matters set forth on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE "FOR" PROPOSALS 1, 2 AND 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

     If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                  (continued, and to be signed, on other side)

                           (continued from other side)

Proposal 1:     To approve changing the name of the Company from First
                Seismic Corporation to Fortesa Corporation.

                 / /     FOR                 / /    AGAINST     / /     ABSTAIN

Proposal 2:     To increase the authorized common stock of the Company from
                10,000,000 to 20,000,000 common shares, and to increase the authorized preferred stock of the Company from 1,000,000 to 10,000,000 preferred shares, the identical capitalization levels as those in effect at the time of the Company's initial public offering in September 1990.

                / /      FOR                 / /    AGAINST     / /     ABSTAIN

Proposal 3:     To ratify and confirm the Board of Directors' actions regarding the acquisition of Fortesa Corporation, the Company's recapitalization plan and the assumption of the interest of Benton Oil and Gas in the Company's Senegal Joint Venture all of which were completed in 1999.

                 / /     FOR                 / /    AGAINST     / /     ABSTAIN


         Please sign name(s) as appearing in the imprint of this card. If the person(s) signing hereon hold(s) any shares in a fiduciary, custodial or joint capacity or capacities, this Proxy must be signed in every such capacity as well as individually.


                                       Signature:
                                                 -----------------------------

                                       Date:
                                            ----------------------------------

                                       Signature:
                                                 -----------------------------

                                       Date:
                                            ----------------------------------